Exhibit 99.1

Environmental Impact Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants

New York, NY March 3, 2021 – Environmental Impact Acquisition Corp. (the “Company”) announced today that, commencing March 8, 2021, holders of the 20,700,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A common stock and warrants included in the units. Class A common stock and warrants that are separated will trade on the Nasdaq Stock Market LLC under the symbols “ENVI” and “ENVIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Stock Market LLC under the symbol “ENVIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A common stock and warrants.

Environmental Impact Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on identifying businesses that offer products, services and technologies that, in addition to serving the needs of customers, generate positive impacts for the environment. The Company is sponsored by CG Investments Inc. VI, an affiliate of Canaccord Genuity, which manages several investment vehicles.

The units were initially offered by the Company in an underwritten offering. Canaccord Genuity acted as sole book running manager of the offering. A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 13, 2021.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Daniel Coyne
Chief Executive Officer
ENVI.Inquiries@cgf.com